Exhibit 6.14

By Electronic Mail

alex@apexfarming.com

April 27, 2018

Mr. Alex Leo

Chief Executive Officer

Apex Farms Corp.

Re: Supplement to Engagement Agreement

Dear Alex:

This letter supplements our existing engagement letter, dated September 12, 2017 (the “Engagement Letter”). Except as provided in this supplement to the Engagement Letter, the Engagement Letter remains unmodified and in full force and effect and the terms thereof apply equally to this supplement.

You have asked us to represent you in connection with an offering of your securities under Regulation A of the Securities Act of 1933, as amended. We will provide you with the legal services necessary to complete the Regulation A offering at the hourly rates specified in the Engagement Letter. We estimate that the total cost for the Regulation A Offering will be $65,000. The services included in that cost estimate are described on Schedule A to this supplement. You will pay us a $15,000 retainer that we will deposit in our trust account and apply to outstanding invoices as they are incurred in connection with the Regulation A offering or other outstanding invoices for services previously rendered to you. If you terminate this engagement for any reason, we will return to you the unused portion of such retainer. We will not require any additional payments for services rendered in connection with the Regulation A Offering until the sooner of September 1, 2018 or the date of the initial closing of your Regulation A Offering. In consideration for our deferring your payment of fees for services rendered in connection with the Regulation A offering (other than the $15,000 retainer), you will issue to us 714,286 shares of your Common Stock upon the sooner of (a) your abandonment of the Reg A Offering if we have already delivered to you a complete draft of the Reg A Offering Statement or (b) the closing of the Reg A Offering.

BEVILACQUA PLLC 1050 CONNECTICUT AVE., NW, SUITE 500 | WASHINGTON, DC 20036 | 202.869.0888 TEL | 202.869.0889 FAX
LOU@BEVILACQUAPLLC.COM | WWW.BEVILACQUAPLLC.COM

We are pleased to have this opportunity to be of service and look forward to continuing to work with you on this engagement.

Very truly yours,

/s/ Louis A. Bevilacqua
Louis A. Bevilacqua

Accepted and agreed to:

Apex Farms Corp

By:	/s/ Alexander M. Woods-Leo
Name:	Alexander M. Woods-Leo
Title:	Chief Executive Officer

BEVILACQUA PLLC 1050 CONNECTICUT AVE., NW, SUITE 500 | WASHINGTON, DC 20036 | 202.869.0888 TEL | 202.869.0889 FAX
LOU@BEVILACQUAPLLC.COM | WWW.BEVILACQUAPLLC.COM

SCHEDULE A

Services Included Under Fee Estimate

We understand that you will undertake a Tier 2 Regulation A offering. We will advise you during this financing transaction through the closing of the financing and we will coordinate with the SEC and all other service providers in connection with the financing transaction. As noted in the engagement supplement, we expect the total cost for these services tot be $65,000.

These services include the following:

➢	Assistance with the preparation and/or review of “testing the waters” solicitation materials;

➢	Prepare offering statement on Form 1-A and file the same with the SEC;

➢	Coordinate with placement agent, if any, auditors, Edgar printer, transfer agent and other service providers;

➢	Respond to SEC comments to Form 1-A, including preparation of Response Letters and amendments to Form 1-A until the Staff of the SEC clears the offering statement and indicates that you may request a notice of qualification;

➢	Preparation of subscription documents for Regulation A Offering;

➢	Draft any necessary ancillary agreements and documents, including board and shareholder consents;

➢	Compilation and organization of investor documents for offering;

➢	Attend to closing of the offering and prepare electronic closing binder containing all finally signed offering documents;

➢	Assistance with the identification of a market maker who can file a 211 Application with FINRA and assistance with the preparation of such application and responses to FINRA comments; and

➢	Assistance with a listing application for the OTCQB or OTCQX and, if OTCQX, acting as sponsor for your listing.

Limitations

The scope of services described above does not include the provision of legal advice or services other than those typically provided by corporate and securities attorneys. Specifically, the services do not include tax advice, employment law advice, litigation advice or support or intellectual property advice or support. Furthermore, the scope of services does not include the provision of any legal opinions (except for the opinion required to be filed as an exhibit to the Regulation A Offering Statement), any legal services rendered in connection with proposed acquisitions that are expected to be accomplished, the establishment of equity incentive plans, employment agreements or other agreements, plans or policies that may be desirable but are not necessary to complete the services described above, or any other significant services that are not described above. Finally, it is our expectation that the Regulation A Offering will be consummated in no more than 6 months from the kick off of the Offering. If the offering takes significantly longer than such estimated time period, we reserve the right to renegotiate the flat fees provided for herein.

BEVILACQUA PLLC 1050 CONNECTICUT AVE., NW, SUITE 500 | WASHINGTON, DC 20036 | 202.869.0888 TEL | 202.869.0889 FAX
LOU@BEVILACQUAPLLC.COM | WWW.BEVILACQUAPLLC.COM